Filed Pursuant to Rule 433 of the Securities Act of 1933 Issuer Free Writing Prospectus dated May 31, 2022 Relating to the Preliminary Prospectus dated May 24, 2022 Registration No. 333-261384  PHOENIX MOTOR INC. Investor Presentation, May 2022

DISCLAIMER & SAFEHARBOR STATEMENT We have previously filed a registration statement on Form S-1 (including a preliminary prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this presentation relates. The registration statement has not yet become effective. Before you invest, you should carefully read the preliminary prospectus in that registration statement (including the risk factors described therein), and other documents we have filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. This presentation does not constitute an offer to sell or issue or the solicitation of an offer to buy or acquire securities Phoenix Motor Inc. (the “Company”) in any jurisdiction or an inducement to enter into investment activity, nor may it or any part of it form the basis of or be relied on in connection with any contract or commitment whatsoever. The information herein has been prepared by the Company solely for use in this presentation. No representation, warranty or undertaking, express or implied, is made as to, and no reliance should be placed on, the fairness, accuracy, completeness or correctness of the information or the opinions contained herein. None of the Company or any of its affiliates, advisors or representatives will be liable (in negligence or otherwise) for any loss howsoever arising from any use of this presentation or its contents or otherwise arising in connection with the presentation. This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the Company's ability to raise additional capital to finance the Company's activities; the effectiveness, profitability and marketability of its products; the future trading of the securities of the Company; the period of time for which the Company's current liquidity will enable the Company to fund its operations; general economic and business conditions; the volatility of the Company's operating results and financial condition; and other risks detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the Company and the industry in which the Company operates. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results.Phoenix Motor Inc. | Page 2

Table of Contents■ Investment Highlights 7 ■ Industry Overview 8 ■ Products & Services 10 ■ Growth Strategies 21 ■ Financials 23 ■ Appendix 26Phoenix Motor Inc. | Page 3

Preliminary Offering SummaryIssuer Listing / Ticker Offering Type Base Offering Over-Allotment Option Price Use of ProceedsLock-up1 Underwriter(s)• Phoenix Motor Inc. • NASDAQ: PEV • Initial Public Offering • 2,500,000 Shares of Common Stock • 375,000 Shares of Common Stock (15% of base offering) • $7 to $9 per share• To fund R&D, product development, capacity expansion, and for working capital and other general corporate purposes• 180 daysNote: 1 All of our directors and executive officers and holders of one percent (1%) or more of our outstanding shares of common stock as of the effective date of the registration statement related to this offering (and all holders of securities exercisable for or convertible into shares of common stock), have agreed with the underwriters that, for a period of 180 days following the date of this prospectus, subject to certain exceptions, we and they will not, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, or otherwise dispose of or hedge any of our shares of common stock, any options, or any securities convertible into, or exchangeable for or that represent the right to receive shares of our common stock. Phoenix Motor Inc. | Page 4

Executive Summary: Who We Are

TWO BRANDS

COMMERCIAL VEHICLES




WALLYPARK
AIRPORT PARKING

- Established in 2003, approaching 20 years of EV experience
- 50+ customers and over 100 vehicles deployed
- Over 3 million miles on the road

EdisonFuture™

LIGHT DUTY VEHICLES





- Company launched in 2020 - Pickup Truck and Delivery Vans
- Pickup Truck and Delivery Vans show-cars debuted at the 2021 Los Angeles Auto Show

ENGINEERING

Currently developing 4th Gen Powertrain and Ground-Up Chassis





INTELLIGENT

Utilizing latest technologies in software and hardware to enhance driving experience and productivity





GROWTH

Four key Revenue Streams in High Growth Markets



Commercial EV



Consumer EV



Electric Forklift



EV Charing Solutions

Phoenix Motor Inc. | Page 5

Where Do We Want To BeTo Be An Industry Leader in Sustainable Transportation with Focus on Developing• Intelligent• Energy Efficient• Innovative DesignPICKUP TRUCKSLAST MILE DELIVERYCITY DELIVERYWORK TRUCKSSCHOOL BUSESSHUTTLE BUSESPhoenix Motor Inc. | Page 6

Investment Highlights1 The company is well-positioned in the fast-growing commercial electric bus and delivery truck segment2 The company has a long history of making and delivering completed products3 The company has patent applied for technologies in new generation of pickup & delivery vans4 The company has a stable and loyal customer network5 The company has a unique scalable and asset-light business model6 The company has a devoted and innovative management teamPhoenix Motor Inc. | Page 7

We are an Industry Pioneer Developing Consumer and Commercial EVs

2003

Founded in 2003 in California

2007



Phoenix all-electric pickup truck showcased to President George W Bush at the White House in February 2007

2010



Developing cutting edge zero emission drivetrains for medium duty vehicles

2015



1st all-electric bus to be deployed at NASA's Jet Propulsion Laboratory

2016



1st all-electric fleet to be deployed at LAX Wally Park parking complex

2018



Marketing launch of 2nd gen. High Power Drive System for Ford E-450 chassis

2019



Deployment of 2nd gen. High Power Drive System with 3 deliveries to Park & Zoom in Austin, TX

2020

Acquired by SPI Energy Co., Ltd.

2021





- Introduced Full Range Of EV charging solutions
- Launched 3rd generation powertrain
- Conceptualized & Introduced EdisonFuture's next generation EV pickup truck

Phoenix Motor Inc. | Page 8

We Offer a Comprehensive Product & Service Line



We sell products both
integrated into
complete vehicles
and in
kit form
to other entities

		2022	2023	2024 & Beyond
Commercial	**Medium Duty EVs** Industry Leading All-Electric Trucks, Shuttle Buses & School Buses			GROUND-UP CHASSIS & PLATFORM 
	Electric Forklifts Affordable, lithium-ion electric forklifts with best-in-class warranty		SMART WAREHOUSE SOLUTIONS 	
EV Infrastructure Solutions	**EV Charging** Range of residential and commercial EV chargers and network solutions		CONNECTED SMART CHARING SOLUTIONS 	
Consumer & Commercial	**Light Duty Pick-up & Last Mile Platform** Cutting Edge intelligent Pick-Up & Urban Delivery Vehicle with Revolutionary Design	SHOW CAR LAUNCH & COLLECT INITIAL ORDERS	ENGINEERING & HOMOLOGATION 	

Phoenix Motor Inc. | Page 9

We Are Focused On Light Duty Electric Solar Pickup Trucks





- Modern and sophisticated exterior
- Retractable Solar Bed Cover, Solar Roof
- Interior Solar Mosaic
- Foldable front row middle seat and Center Console
- Door-Mounted Portable Toolbox
- Optimized vehicle size design with 6.5 and 8 feet long bed size option
- Ambient LED Lights
- 17.5” Infotainment Screen and HUD display
- Mirror Camera and Pillar-Mounted Interior Camera Screens
- Front and Rear designed hooks on bumpers
- 37” Diameter tire with 20” custom wheel
- Working Side Step

Solar Charging Power

PICKUP TRUCK	Solar Area (m^2)	Production Hourly(kwh)
Pickup truck roof solar panel	1.93	0.31
Pickup truck armadillo solar panel	1.95	0.31
Dash active solar panel	0.5	0.08
Total without armadillo	2.43	0.39
Total with armadillo	4.38	0.70

- Patents filed in the US, UK and Europe
- Retractable Solar Roof Patent Application No. 29/804.007
- Pickup Truck Patent Application No. 29/783.318

Phoenix Motor Inc. | Page 10

Our Light Duty Electric Solar Vans Have Unique Features



- Flexible Configurations including multiple wheelbase and roof height options
- Developing Point2Point Autonomous Driving
- Spacious cargo area
- Side sliding door on both sides
- Side retractable running-boards
- Roof-integrated solar panels



Innovative Flex Platform
Multiple wheelbase and body configurations

Solar Charging Power

VAN	Solar Area (m^2)	Production Hourly(kwh)
Van roof solar panel	4.05	0.65
Dash active solar panel	0.5	0.08
Total	4.55	0.73

Phoenix Motor Inc. | Page 11

Our All-electric Medium Duty Vehicles Are Built In the USA

3,000,000+ Miles Driven

100+ Shuttle Buses & Trucks Deployed

50+ Commercial Fleet Customers

Wide range of customers across airport parking, hotels, campuses, cities, municipalities, ports, micro-transit services and dial-a-ride applications



ZEUS 400 – ELECTRIC SHUTTLE BUS

Up to 24 Seats Capacity

Multiple Seating Configurations:

- Perimeter seating
- Forward facing seats
- ADA wheelchair access
- Luggage racks
- All accessories available on ICE shuttles



ZEUS 500 – ELECTRIC TRUCKS

- Up to 6,000 lbs payload
- Multiple body configurations including:

Electric chassis, flatbed trucks, box trucks, utility trucks, reefer trucks, service trucks, animal control trucks and various custom bodies


SCHOOL BUS

ZEUS 600 – ELECTRIC TYPE A SCHOOL BUS

- Vehicle Highlights
- Seating capacity up to 25 passengers
- Variable track seating up to 6 wheelchair positions
- Interior and exterior camera system
- Integrated child booster seats
- WIFI for passengers

Phoenix Motor Inc. | Page 12

We Make and Develop Medium Duty EV’s

GEN-1
Electric Drivetrain Mated to Conventional Chassis & Gear Box

GEN-2
Electric Drivetrain On Conventional Chassis with Direct Drive

GEN-3
Modular Battery Packs with Liquid Cooling – Up to 160 mile range

GEN-4
Significant Cost Efficiencies Supporting Volume Growth

GROUND-UP DESIGN
Purpose built EV chassis & vehicles for Class 3 – 6 medium-duty segment


2014
2019
2021
2023
2024

Phoenix Motor Inc. | Page 13

We Offer One Stop Shop Solution: EV Charging

Range of Products & Services

L2 EV Chargers
(AC Charging)

DC Fast Charger
(DC Charging)

SaaS
Cloud Based Platform



ChaaS
Charging-as-a-Service

Maintenance & Aftersales Support

Proactive Monitoring for Customers

INFRASTRUCTURE BILL
Federal Govt. plans to support deployment of 500,000 EV chargers across the nation

- Offering a one-stop-solution to customers while leveraging relationships with existing EV customers
- Targeting both commercial and consumer customers
- Cooperating with leading Electric vehicle supply equipment & charging technology suppliers

Phoenix Motor Inc. | Page 14

The Key to Our Success: Asset Light Production Model and Process




All-Electric Drive



Maximize Current Capacity

Maximize output at current **Anaheim, CA** location through process optimization

With focus upfront on the manufacturing process, this allows for the utilization of existing facilities and capacities

Leverage Other Facilities

Leverage **other facilities to increase output** capacity through 2022 and beyond

Expanding our cooperations with established OEMs and assembly facilities

This strategy for production provides the company with flexibility for **capacity alignment** with demand, **lean manufacturing**, and a **capital light** approach that **optimizes investments**

Phoenix Motor Inc. | Page 15

Our Ground Up Medium Duty Electric Chassis Development – Improved Cost, Efficiency, Performance and Manufacturing Volumes - Enable Mass Adoption

MODULAR ENERGY ON DEMAND

- Base battery + Modular Extender Battery
- Fuel Cell range extender – Post launch

CHARGING DIVERSITY

- Level 2
- Level 3 CCS
- Wireless Charging
- V2G capability

EFFICIENT BY DESIGN

- Class 3 to 6 – focus class 4/5
- Hi-efficiency ELECTRIC
- Low Floor – ergonomics and productivity
- Light-weight materials
- Leading payload to curb weight
- Modular Chassis – front/rear drive, range of wheelbase/GVW
- Long Life design



DEVELOPED IN WITH INDUSTRY EXPERTS

- Addressing the demands of fleets and varied body styles includes shuttles, work trucks, delivery trucks and RVs

SMALL MANUFACTURING FOOTPRINT

- Primarily assembly
- Single piece flow – variants on common line
- Composite panels – minimal onsite welding and paint

ADAS* AND CONNECTED CONTROLS

- Advanced Phoenix Connect telematics: Route planning, charging and fleet optimization
- Drive and steer by wire – ADAS and expandable automation
- Over-the-air updates and controls

* Advanced driver assistance systems

Phoenix Motor Inc. | Page 16

Our Platform Based Light Duty Product Roadmap



1) PLATFORM → **2) PRODUCTS**

- Flexible Configurations including multiple wheelbase and roof height options
- Developing Point2Point Autonomous Driving



EdisonFuture



PICKUP

Consumer & Commercial Markets



VAN

Consumer & Commercial Markets

- Maximize part commonality, including powertrain, energy storage and chassis systems
- Minimize production complexity and tooling
- Commercial platform will leverage existing existing customer base and sales channels

Phoenix Motor Inc. | Page 17

Core Technology Aligned With Asset Light Strategy


ENERGY STORAGE
Modular energy on demand
INTELLIGENT AND AUTOMATED DRIVING
Vehicle Efficiency & Progressive Automation
E DRIVE TECH
Integrating best of breed componentry with proprietary systems
CONNECTED CLOUD
AI Powered Solutions
EXPERIENCE AND CONNECTED SERVICES
Secure wireless gateway
CHARGERS
Network and smart- grid capability
MODULAR e-CHASSIS & VEHICLE DESIGN
Medium Duty Platform for Class 3 – 6
Light Duty Platform for Class 1 - 2
APP STORE
OVER-THE-AIR SOLUTIONS
VIRTUAL ASSISTANT
BIG DATA
Smart Cockpit
Autonomous Drive
Distributed Controls
In-Vehicle Network

Phoenix Motor Inc. | Page 18

Professional Management Team with Cross-industry Experience



Dr. Lance Zhou
CEO

30 years auto industry veteran. Former CEO of Karma Automotive; Former CEO and President of Beijing Foton-Daimler Automotive, and level 1 VP of Daimler Global; CEO of Naveco. PhD from Nanjing University of Science and Technology.



Chris Wang
CFO

20+ years of leadership and corporate finance roles in public companies and cross-border M&A transactions. CFO and then President of Fushi Copperweld, Inc from 2005 to 2016.



Tarek Helou
COO

Electrical Engineer with MBA graduate, and over 18 years experience in product planning and strategy focus.



Ronald Iacobelli
CTO

30 years of automotive technology experience., including over 20 years in H/EV and connected vehicle technologies, OEM and startup experience including cofounding two companies.



Jose Paul
CMO

Over 19 years industry experience in leading research, strategic marketing & business expansion in the automotive and transportation sectors.



Tony Zhou
SVP Autonomous Driving

Autonomous driving expert with over 23 years of experience. Master's degree in electrical and computer engineering from Wayne State University.



Edmund Shen
VP Product Management

Product and business leader with 23 years of Silicon Valley experience in EVs, AI, robotics, energy, equipment, and software.



Josh Selin
VP Customer Service

Extensive technical background in alternative fuels and systems integration. 15+ years of customer relations with unwavering commitment to product quality



Chao Xue
VP Operations

Extensive EV operational experience. Most recently heading the Gillig bus company's EV operations and previously with BYD



Thomas Allen
VP Sales

Over 10+ years experience in the electric vehicle and electric distribution sectors, successfully leading the sales department to record growth and expansion

Phoenix Motor Inc. | Page 19

Financial Highlights5,000 4,000 3,000 2,000 1,000 0Net revenue ($ thousand) 4,509 3,9902,9770 (100) (200) (300) (400) (500) (600)Gross loss ($ thousand) 2019 2020 2021(298) (421) (563)0(5,000)(10,000)(15,000)Net loss ($ thousand） 2019 2020 2021(5,973) (4,665)(14,605)2019 2020 2021(20,000)25,000 20,000 15,000 10,000 5,000 0Total current assets ($ thousand)19,2495,552 6,6372019 2020 202135,000 30,000 25,000 20,000 15,000 10,000 5,000 0Total assets ($ thousand) 29,22715,436 8,9552019 2020 202125,000 20,000 15,000 10,000 5,000 0Total liabilities ($ thousand)20,5924,437 5,1992019 2020 2021Phoenix Motor Inc. | Page 20

Our Strong Backlog Orders Enhance Our Earnings Visibility

Current customers for our ZEUS line of shuttle buses and Class 4 trucks

Customer Base

- Major Airports
- Airport Shuttle
- Hotel Chains
- Seaports
- Universities
- Municipalities
- Corporations

63 ORDERS

63 Backlog Orders as of December 31, 2021

37 VEHICLES

Contained in the Backlog Orders

26 KITS

Electric Drive System Kits Contained in the Backlog Orders

17 CHARGERS

Binding Orders for 17 Chargers Representing > $600,000 in Revenue

$11.1M REV.

The Vehicle Order Backlog Represents $11.1 Million of Revenue[1]

[1] With 21 of the orders awaiting California's Hybrid and Zero-Emission Truck and Bus Voucher Incentive Project approvals

Phoenix Motor Inc. | Page 21

Investment Recap1 The company is well-positioned in the fast-growing commercial electric bus and delivery truck segment2 The company has a long history of making and delivering completed products to total satisfaction of customers3 The company has patent applied for technologies in new generation of pickup & delivery vans4 The company has a stable and loyal customer network5 The company has a unique scalable and asset-light business model6 The company has a devoted and innovative management teamPhoenix Motor Inc. | Page 22

phoenixmotorcars.com

EdisonFuture™

edisonfuture.com



Dr. Lance Zhou

CEO

lancez@phoenixmotorcars.com

Chris Wang

CFO

chrisw@phoenixmotorcars.com

Denton Peng

Chairman

denton.peng@spigroups.com

Randy Conone

SVP Investor Relations & Finance

randy.conone@spigroups.com

Phoenix Motor Inc. | Page 23

APPENDIX

Board of Directors



Denton Peng

20 years of Renewable Energy industry experience in solar, battery storage, EV and EV charging. Beijing University Guanghua School of Management.



Dr. Lance Zhou

30 years auto industry veteran. Former CEO of Karma Automotive; Former CEO and President of Beijing Foton-Daimler Automotive, and level 1 VP of Daimler Global; CEO of Naveco. PhD from Nanjing University of Science and Technology.



John F. Perkowski

Founder of JFP Holding, founder and CEO of ASIMCO, 21 years investment banking at Paine Webber. Yale and Harvard Business School.



Sam Van

10 years senior management experience at NYSE, 5 years as Associate Principal at FINRA, 1 year with CFIUS. Currently MD with Deltec Investment. Cornell MBA



Hoong Khoeng Cheong

30 years of engineering and operation experience in the solar and electronics industries. Nanyang Technological University, Singapore.



Steve Stivers

30 years experience as public and private sector executive, including **five-term U.S. Congressman**, Major General in Ohio Army National Guard, decade in financial industry, Ohio State MBA.



Dr. Zhenxing Fu

30 years auto industry veteran, 15 years with DaimlerChrysler, Visteon, Ford, Prestolite Electric, Buehler Motors. Post Doc in EE with Univ of Kentucky.

Phoenix Motor Inc. | Page 24